Exhibit 99.1

Vitacost.com Announces Results for the Second Quarter 2013

Revenue on vitacost.com Website up 24% Year-Over-Year; Total Company Revenue Increased 22%

247,000 New Customers Added on vitacost.com Website

BOCA RATON, Fla., August 6, 2013 – Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer of healthy living products, today reported financial results for the second quarter ended June 30, 2013. The number of shipped orders on the Company’s core vitacost.com website increased 20% year-over-year in the second quarter benefiting from the addition of 247,000 new customers.

Revenue on the Company’s core vitacost.com website increased 24% compared to the second quarter of the prior year. The Company reported total net sales of $97.2 million for the second quarter of 2013, a 22% increase from total net sales of $79.9 million for the second quarter of 2012. The increase from the Company’s core vitacost.com website was partially offset by an expected 23% year-over-year decline in sales through Amazon.com as the Company refined its sales strategy for this channel in March 2012. Gross profit in the second quarter increased 14% year-over-year to $21.7 million. Non-GAAP adjusted EBITDA was a loss of $2.2 million for the second quarter of 2013 and 2012. The Company reported an operating loss of $4.4 million in the second quarter of 2013 compared to an operating loss of $4.3 million in the second quarter of 2012.

“We are pleased with our consistent growth in customer acquisition and the number of orders shipped, as we generated another quarter of strong double digit net sales growth,” stated Jeffrey Horowitz, Vitacost.com’s Chief Executive Officer. “We remain focused on continuing to expand our customer base, while also making key investments in our business to support our growth, as well as drive operational efficiencies.”

Second Quarter Financial Highlights

Customer Acquisition: The Company added 247,000 new customers in the second quarter of 2013 on its vitacost.com website, an increase of 9% year-over-year. In total, the Company added 326,000 new customers in the second quarter of 2013, an increase of 1% year-over-year, due to an expected reduction in the Company’s Amazon.com sales channel.

Active Customer Base: The number of active customers from the Company’s vitacost.com website was 1.8 million at the end of the second quarter, up 18% year-over-year. The Company ended the second quarter of 2013 with 2.1 million total active customers, up 14% year-over-year.

Number of Shipped Orders: The Company shipped 1.3 million orders generated from its vitacost.com website, up 20% year-over-year. The Company shipped 1.4 million total orders in the second quarter of 2013, up 16% year-over-year, due to an expected reduction in the Company’s Amazon.com sales channel.

Average Order Value: The Company’s AOV from its vitacost.com website was $75.74, a 3% year-over-year increase. Total AOV for the second quarter of 2013 was $71.84, an increase of 5% year-over-year, due to a lower percentage of orders generated from the Company’s Amazon.com sales channel which carries a lower AOV.

Gross Margin: Gross margin was 22.3% in the second quarter of 2013 compared to 23.8% in the second quarter of 2012.

Fulfillment Expense: Fulfillment expense on a per order shipped basis decreased 4% year-over-year, excluding fees related to the Company’s freight savings program. As a percentage of net sales, fulfillment expense was 8.9% for the second quarter of 2013 compared to 9.8% in the second quarter of 2012. Excluding fees related to the Company’s current freight savings program, which is expected to expire in mid-2014, fulfillment expense as a percentage of net sales was 8.2% in the second quarter of 2013 compared to 8.9% of sales in the second quarter of 2012.

Sales & Marketing Expense: Sales and marketing expense was $8.6 million or 8.9% of net sales in the second quarter of 2013, compared to $8.0 million or 10.0% of net sales in the second quarter of 2012.

Balance Sheet: The Company had cash and cash equivalents of $30.4 million as of June 30, 2013.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeff Horowitz, the Company’s Chief Executive Officer and Brian Helman, the Company’s Chief Financial Officer.

The conference call is scheduled to begin today at 10:00 a.m. ET. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com, and will be archived online through August 20, 2013. In addition, you may dial (877) 705-6003 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. ET, August 6, 2013, through August 20, 2013. Participants can dial (877) 870-5176 to hear the playback. The pass code is 417267.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Nasdaq:VITC) is a leading online retailer of healthy living products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com.  Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, the Company’s expectations regarding customer growth and future investments to support growth and drive operational efficiencies, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those risks and uncertainties include, among other things, significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; costs of compliance and the Company’s failure to comply with government regulations; inability to defend intellectual property claims; the Company’s failure to keep pace with the demands of customers for new products; the current global economic climate; disruptions in the Company’s information technology systems, and the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2012 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Discussion of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets. To adjust for the impact of certain matters in 2012 and 2013, the Company has further adjusted its EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA. Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Vitacost.com, Inc.
Consolidated Balance Sheets
(In thousands, except par value)

	As of
Assets	June 30, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$30,423	$32,152
Accounts receivable, net	3,144	2,613
Inventory	39,053	33,319
Prepaid expenses	1,581	1,270
Other receivables	1,184	2,054
Restricted cash	225	-
Other assets	78	93
Total current assets	75,688	71,501

Property and equipment, net	33,609	33,491

Restricted cash	250	225
Deposits	166	246
Goodwill	2,200	2,200
	2,616	2,671

Total assets	$111,913	$107,663

Liability and Stockholders' Equity
Current Liabilities
Accounts payable	35,876	28,696
Deferred revenue	5,205	5,414
Accrued expenses	9,187	6,545
Total current liabilities	50,268	40,655

Deferred tax liability	376	350
Total liabilities	$50,644	$41,005

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; 25,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.00001 per share; 100,000 shares authorized; 33,622 and 33,500 shares issued and outstanding at June 30, 2013, and December 31, 2012, respectively	-	-
Additional paid-in capital	110,922	109,022
Warrants	4,348	4,262
Accumulated deficit	(54,001)	(46,626)
Total stockholders' equity	61,269	66,658
Total liabilities and stockholders' equity	$111,913	$107,663

Vitacost.com, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share)
(Unaudited)

	Three Months Ended
	June 30, 2013			June 30, 2012
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$97,234		$97,234	$79,877		$79,877

Cost of Goods Sold	75,535		75,535	60,886		60,886
Gross Profit	21,699		21,699	18,991		18,991

Fulfillment	8,660		8,660	7,803		7,803
Sales & Marketing	8,610		8,610	8,003		8,003
General & Administrative	8,829		8,829	7,495		7,495
Total Operating Expenses	26,099		26,099	23,301		23,301

Operating Loss	(4,400)		(4,400)	(4,310)		(4,310)

Other Income	37		37	21		21

Loss Before Income Taxes	(4,363)		(4,363)	(4,289)		(4,289)
Income Tax Expense	(13)		(13)	(13)		(13)

Net Loss	$(4,376)		$(4,376)	$(4,302)		$(4,302)

EPS
Basic	$(0.13)		$(0.13)	$(0.13)		$(0.13)
Fully Diluted	$(0.13)		$(0.13)	$(0.13)		$(0.13)

Basic Shares Outstanding	33,612		33,612	33,277		33,277
Fully Diluted Shares Outstanding*	33,612		33,612	33,277		33,277

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

Vitacost.com, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share)
(Unaudited)

	Six Months Ended
	June 30, 2013			June 30, 2012
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$194,990		$194,990	$163,470		$163,470

Cost of Goods Sold	150,662		150,662	125,330		125,330
Gross Profit	44,328		44,328	38,140		38,140

Fulfillment	17,576	135	17,441	16,216		16,216
Sales & Marketing	17,026		17,026	17,136		17,136
General & Administrative	17,132		17,132	15,669	570	15,099
Total Operating Expenses	51,734		51,599	49,021		48,451

Operating Loss	(7,406)		(7,271)	(10,881)		(10,311)

Other Income	57		57	51		51

Loss Before Income Taxes	(7,349)		(7,214)	(10,830)		(10,260)
Income Tax Expense	(26)		(26)	(26)		(26)

Net Loss	$(7,375)		$(7,240)	$(10,856)		$(10,286)

EPS
Basic	$(0.22)		$(0.22)	$(0.34)		$(0.32)
Fully Diluted	$(0.22)		$(0.22)	$(0.34)		$(0.32)

Basic Shares Outstanding	33,566		33,566	31,934		31,934
Fully Diluted Shares Outstanding*	33,566		33,566	31,934		31,934

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

Vitacost.com - Supplemental Net Sales Information
($ in 000s)

	Three Months Ended June 30,
	2013	2012
Third-party products	$73,305	$57,925
Proprietary products	20,105	18,991
Freight	3,824	2,961
Net sales	$97,234	$79,877

	Six Months Ended June 30,
	2013	2012
Third-party products	$147,850	$119,811
Proprietary products	39,487	37,005
Freight	7,653	6,654
Net sales	$194,990	$163,470

Adjusted EBITDA Calculation ($ in 000s)

	Three Months Ended June 30,
	2013	2012
Reported operating loss	$(4,400)	$(4,310)
Depreciation and amortization	1,654	1,589
Stock-based compensation expense	539	564

Adjusted EBITDA	$(2,207)	$(2,157)

	Six Months Ended June 30,
	2013	2012
Reported operating loss	$(7,406)	$(10,881)
Depreciation and amortization	3,309	3,143
Stock-based compensation expense	1,315	1,055
Adjustments:
- Severance/recruiting for executives	135	273
- Financing fees		161
- Additional legal/consulting expenses		135

Adjusted EBITDA	$(2,647)	$(6,114)

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

Katie Turner

Managing Director

646.277.1228